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                                                                   EXHIBIT 10.10

                               TIME WARNER, INC.
                              75 ROCKEFELLER PLAZA
                               New York, NY 10019


                                  March 3, 2000



printCafe Systems, Inc.
40 Twenty Fourth Street
Fifth Floor
Pittsburgh, PA 15222
Attn:  Mark Olin, President

               Re:    Agreement in Principle

Dear Mr. Olin:

        This letter outlines the agreement in principle between Time Warner Inc., a Delaware corporation ("Publisher"), and printCafe Systems, Inc., a Delaware corporation ("printCafe"), for the establishment of a co-branded web site hosted through printCafe's web site "printCafe.com" (the "Site") through which Publisher may purchase print services over the Internet.

        1. Preferred Procurement Provider Status. Publisher shall make printCafe its preferred internal print procurement provider and shall not publicly disclose or acknowledge the use or existence of any other print procurement system for a nine month period from the execution of a definitive Co-Branded Site Agreement (the "Definitive Agreement"). For purposes of clarification, (a) Publisher shall not be obligated to use printCafe to procure its printing services and shall not be prevented from using a third party business to business Internet provider for its print procurement services so long as such relationship is not publicly disclosed or acknowledged, (b) a public disclosure or public announcement shall mean the issuance of a press release or other similar general release but shall not mean a disclosure made in conversation or a written communication with a third party (other than a news reporter) and (c) Publisher may procure its printing services other than through the Internet.

        2. Warrants. The parties acknowledge that the parent company of printCafe (printCafe, Inc. ("Parent")) has, in consideration for Publisher signing the letter of intent dated February 3, 2000, agreed to issue to Publisher, as of the date hereof, a warrant to purchase 100,000 shares of common stock of Parent at a price of $5.80 per share pursuant to a warrant agreement dated the date hereof. In consideration for entering into this letter agreement, printCafe shall cause Parent to issue an additional warrant to purchase 900,000 shares of common stock of parent at a price of $5.80 per share pursuant to the Warranty Agreement attached hereto as Exhibit A (the "Additional Warrant"). The parties agree that Publisher shall forfeit its right to the Additional Warrant (and the Warrant Agreement shall be deemed null and


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printCafe Systems, Inc.
March 3, 2000
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void) if the parties do not enter into the Definitive Agreement or this letter of understanding is terminated by printCafe pursuant to Section 10.

        3. Services. Upon execution of the Definitive Agreement, printCafe shall
(i) construct a discreet area hosted at the Site which bear Publisher's trademarks to be supplied by Publisher (the "Publisher Marks") and which may be used by Publisher to list orders for its printing jobs or requests for quotations for printing jobs (the "Co-Branded Site") in accordance with site specifications to be provided by Publisher (the "Site Specifications"); (ii) host and maintain the Co-Branded Site; (iii) identify the technical and functional specifications for and assist in the creation of interfaces to be used in integrating the Co-Branded Site with Publisher's internal print procurement software applications which shall be described in the Site Specifications (the "Interfaces"); and (iv) provide other services as may be mutually agreed upon between the parties and set forth in the Definitive Agreement (collectively, the "Services"). The Co-Branded Site shall be fully operational no later than seventy-five (75) days following the delivery of the Site Specifications by Publisher. printCafe shall, in connection with the Co-Branded Site, provide Publisher with a fully staffed customer service call center from 7:00 a.m. to 10:00 p.m. EST, Monday through Friday, and 7-day/24-hour pager response at all other times in order to resolve customer questions and problems relating to the Co-Branded Site.

        4. Fees. In connection with the development of the Co-Branded Site, printCafe shall provide up to [*] programming hours (the "Free Hours") at no cost to Publisher in connection with its provision of the Services. Publisher shall pay printCafe, on a monthly basis, fees equal to $[*] per hour for programming hours in excess of the Free Hours, plus reasonable travel and living expenses which have been approved in advance in writing by Publisher. printCafe does not currently anticipate significantly exceeding the [*] programming hours in connection with its provision of the Services and printCafe shall advise Publisher in writing on a monthly basis of the usage of programming hours during the prior month. Except for the foregoing, there shall be no other charges by printCafe to Publisher.

        5. Use of Publisher Trademarks and Icons. (a) printCafe shall display the Publisher Marks and a graphical image file and/or trademark ("Publisher's Icon") on the Co-Branded Site following the written approval of same by Publisher. In addition, printCafe shall provide links from the Co-Branded Site to sites designated by Publisher and to no other sites.

             (b) printCafe shall not use any Publisher Mark, Publisher's Icon (or any component of either) on any business sign, business cards, stationery or forms, or as part of the name of printCafe's business or any division thereof, or on any advertising or promotional materials without the prior written consent of Publisher. In addition, printCafe shall not make any announcements or statements to the public concerning the relationship between printCafe and Publisher or the transactions described herein without the prior written consent of Publisher, which consent shall not be unreasonably withheld. Publisher hereby consents to an appropriate reference to Publisher, the Definitive Agreement when executed and this letter of understanding


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* Material has been omitted pursuant to a request for confidential treatment.



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printCafe Systems, Inc.
March 3, 2000
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in printCafe's publicly filed registration statements for securities, subject to the review and approval by Publisher of such references to Publisher in such registration statements.

        6. Confidentiality. All information that either party acquires from the other with respect to, or in connection with, the discussions and projects envisioned hereunder shall be deemed confidential and proprietary information of the disclosing party which shall be disclosed on a `need to know" basis only, provided that such information shall not be deemed confidential if such information (i) was generally available to or known by the public at the time it was disclosed; (ii) becomes generally available to or known by the public other than as a result of a disclosure by the receiving party, (iii) becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party (provided that such source is not known by the receiving party to be prohibited from disclosing such information), (iv) is or was developed by the receiving party independently of any disclosure by the disclosing party to the receiving party, or (v) was in the possession of or known by the receiving party prior to disclosure thereof by the disclosing party.

        7. License by printCafe. printCafe shall license (i) to Publisher and its affiliates a royalty-free, non-exclusive license to use the Co-Branded Site to procure printing and other related services during the term of the Definitive Agreement, (ii) to Publisher and its applicable affiliates a royalty-free, non-exclusive license to use internally and modify the Interfaces (and to compile any such modified versions thereof) during the term of the Definitive Agreement and (iii) to Publisher a royalty-free, non-exclusive license to, in connection with the processing of print orders through the Co-Branded Site, use certain printCafe software and distribute the printCafe software to its employees and the employees of its affiliates accessing the Co-Branded Site during the term of the Definitive Agreement.

        8. License by Publisher. Publisher shall grant to printCafe a non-exclusive, non-transferable license necessary for printCafe to use the Publisher Marks, Publisher's Icon and Publisher's internal print procurement software application to perform the Services in accordance with the terms of the Definitive Agreement. Ownership of all derivative works of the print procurement software application and of any other of Publisher's programs, tools, applications or interfaces, in each case developed by or for Publisher (other than by printCafe) in connection with the provision of the Services or the transactions contemplated hereby, shall vest in Publisher.

        9. Definitive Agreement. Upon execution of this agreement in principle, the parties shall prepare the Definitive Agreement and any ancillary agreements which the parties may agree are desirable, which will contain representations, warranties, indemnities, and other provisions normal and customary in a transaction of this kind.

        10. Non-binding; Termination. This letter is intended as an agreement in principle summarizing and evidencing Publisher's and printCafe's discussions to the date hereof. This letter is not intended to be a legally binding agreement nor does it constitute a legally binding agreement to enter into an agreement, provided, however, that the provisions set forth in Sections



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printCafe Systems, Inc.
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2, 5(b), 6, 10, 11 and 12 hereof shall be binding upon the parties hereto. This letter may be terminated by printCafe in its sole discretion in the event that Publisher enters into negotiations or an agreement with a competitor of printCafe for the provision of print procurement services prior to the execution of the Definitive Agreement.

        11. Governing Law. This letter of intent shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

        12. Counterparts. This letter of intent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.

        13. Please indicate your agreement and acceptance of the terms and conditions of this letter by executing and returning it to Mr. Guy Gleysteen at 1271 Avenue of the Americas, 38th Floor, New York, New York, 10020, whereupon this letter shall constitute an agreement in principle between the parties in accordance with the terms and provisions set forth above. If a fully executed letter is not returned by 5:00 p.m. by March 6, 2000, its terms shall become null and void.

                                       Very truly yours,

                                       TIME WARNER, INC.


                                       By:___________________________
                                       Name:  Thomas W. McEnerney
                                       Title:  Vice President

AGREED TO AND ACCEPTED:

PRINTCAFE SYSTEMS, INC.

By:________________________




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